                                                                Exhibit 10.18

                    IN THE CHANCERY COURT OF JACKSON COUNTY,
                              STATE OF MISSISSIPPI

                                            )
IN RE MIKE MOORE, ATTORNEY GENERAL, ex rel. )     CAUSE No. 94-1429
STATE OF MISSISSIPPI TOBACCO LITIGATION     )
                                            )


                       COMPREHENSIVE SETTLEMENT AGREEMENT
                                   AND RELEASE

      THIS COMPREHENSIVE SETTLEMENT AGREEMENT AND RELEASE is made as of this 17th day of October, 1997, by and among the undersigned, to settle and resolve with finality all present and future civil claims against all parties to this action relating to the subject matter of this litigation which have been or could have been asserted by any of the parties to this action.

      WHEREAS, the State of Mississippi, through its Attorney General, Michael
C. Moore, commenced this action in May 1994, asserting various claims for monetary and injunctive relief on behalf of the State of Mississippi against certain tobacco manufacturers and others as Defendants;

      WHEREAS, Defendants deny each and every one of the State of Mississippi's allegations of unlawful conduct and have asserted a number of defenses to the State of Mississippi's claims, all of which defenses have been contested by the State of Mississippi;


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

      WHEREAS, the State of Mississippi, through its Attorney General, the Honorable Michael C. Moore, has had a significant leadership role among the various states in maintaining civil litigation against the tobacco industry and in seeking to forge an unprecedented national resolution of the principal issues and controversies associated with the manufacture, marketing and sale of tobacco products in the United States;

      WHEREAS, through the efforts of the State of Mississippi, Attorney General Moore and others, a June 20, 1997 Memorandum of Understanding and Proposed Resolution (the "Proposed Resolution") have been agreed to by members of the tobacco industry, state attorneys general, private litigants and representatives of public health groups, which Proposed Resolution would provide for unprecedented and comprehensive regulation of the tobacco industry while preserving the right of individuals to assert claims for compensation;

      WHEREAS, the Proposed Resolution contemplates action by the United States Congress and the President to enact and sign a new federal law with respect to the tobacco industry, which action the tobacco industry has agreed to support and which will require study and analysis by Congress and the President;

      WHEREAS, trial of this action was scheduled to commence on July 7, 1997 and a continuance of such trial could have prejudiced the State of Mississippi, the State of Mississippi and the undersigned defendants ("Settling Defendants") agreed to settle independently the litigation commenced by Attorney General Moore pursuant to financial terms comparable to those contained in the


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Proposed Resolution, which terms will achieve for Mississippi immediately the financial benefits it would receive pursuant to the national Proposed Resolution, should it become law; and

      WHEREAS, counsel for the State of Mississippi and the undersigned defendants entered into a Memorandum of Understanding as of July 2, 1997 (the "MOU"), setting forth the principal terms and conditions of an agreement in principle, and such MOU contemplated that the parties thereto would draft and execute a comprehensive Settlement Agreement incorporating the terms of the MOU as well as other customary terms and conditions, including releases, acceptable to such parties;

      NOW, THEREFORE, BE IT KNOWN THAT, in consideration of the payments to be made by Settling Defendants, the dismissal and release of claims by the State of Mississippi and such other consideration as described herein, the sufficiency of which is acknowledged, the State of Mississippi, acting by and through its duly elected and authorized Attorney General, Michael C. Moore, and the Settling Defendants, acting by and through their authorized agents, memorialize and agree as follows:

      1. Jurisdiction. Settling Defendants and the State of Mississippi acknowledge that this Court has jurisdiction over the subject matter of this action and over each of the parties to this Settlement Agreement. Jurisdiction is retained by the Court for the purposes of enabling any party to this Settlement Agreement to apply to the Court at any time for further orders and directions as may be


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

necessary and appropriate to implement or enforce this Settlement Agreement, and the parties agree to present any disputes under this Settlement Agreement to this Court.

      2. Applicability. This Settlement Agreement shall be binding upon all Settling Defendants and their successors and assigns in the manner expressly provided for herein and shall inure to their benefit and to that of their respective directors, officers, employees, attorneys, representatives, insurers, suppliers, distributors and agents, and to that of any of their present or former parents, subsidiaries, affiliates, divisions or other organizational units of any kind. This Settlement Agreement shall be binding on and inure to the benefit of the State of Mississippi, its administrators, representatives, employees, officers, agents and legal representatives; all agencies, departments, commissions and divisions of the State; all subdivisions, public entities, public corporations, instrumentalities and educational institutions over which the State has control; and their predecessors, successors and assigns. None of the rights granted or obligations assumed under this Agreement may be assigned or otherwise conveyed without the express prior written consent of all of the parties hereto.

      3. Voluntary Agreement of Parties. The State of Mississippi and the Settling Defendants acknowledge and agree that this Settlement Agreement is voluntarily entered into by all parties hereto as the result of arms length negotiations during which all such parties were represented by counsel. Settling Defendants understand and acknowledge that certain provisions of this Settlement


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Agreement impose specific requirements on them that could give rise to challenges under various federal and State constitutional provisions if the State of Mississippi unilaterally imposed such requirements. None of the parties hereto will seek to challenge this Settlement Agreement based on any such constitutional challenge to the provisions contained herein.

      4. Definitions. For the purposes of this Settlement Agreement, the following terms shall have the meanings set forth below:

            (a) "State" or "State of Mississippi" means the State of Mississippi, all of its officers acting in their official capacities and any department, subdivision or agency of the State, regardless of whether a named plaintiff;

            (b) "Settling Defendants" means those Defendants in this Action that are signatories to this Settlement Agreement;

            (c) "Non-Settling Defendants" means those Defendants in this Action that are not signatories to this Settlement Agreement;

            (d) "Market Share" means, for each year, a Settling Defendant's respective share of sales of cigarettes for consumption in the United States;

            (e) "Tobacco Products" shall be defined in the same manner as in the Food and Drug Administration Rule and shall include Roll-Your-Own, Little Cigars and Fine Cut;

            (f) "Billboards" includes billboards, as well as all signs and placards in arenas and stadia, whether open-air or enclosed; "Billboards" does not include: (1) any advertisements placed on or outside the premises of retail establishments licensed to sell Tobacco Products or any retail point-of-sale; and (2) billboards or advertisements in connection with the sponsorship by Settling Defendants of any entertainment, sporting or similar event, such as NASCAR, that appears in the State of Mississippi as part of a national or multi-state tour;

            (g) "Transit Advertisements" means advertising on private or public vehicles and all advertisements placed at, on or within any bus stop, taxi stand, waiting area, train station, airport or any similar location; "Transit Advertisements" does not include any advertisements placed on or outside the premises of retail establishments licensed to sell Tobacco Products or any retail point-of-sale;

            (h) "Final Approval" means the date on which all of the following shall have occurred:

                  (1) The Settlement Agreement is approved by the Court;

                  (2) Entry is made of an order of dismissal of claims or a
            final judgment as provided herein; and

                  (3) The time for appeal or to seek permission to appeal from the Court's approval as described in (1) hereof and entry of such final judgment or order of dismissal as described in (2) hereof has expired or, in the event of an appeal, the appeal has been dismissed or the approval described in (1) hereof and order or judgment described in (2) hereof have been affirmed in their entirety by the court of last resort to which such appeal has been taken and such affirmance has become no longer subject to further appeal or review.

      5. Elimination of Billboards and Transit Advertisements. Settling Defendants agree to discontinue all Billboards and Transit Advertisements of Tobacco Products in the State of Mississippi. Settling Defendants agree to exercise their best efforts in cooperation with the State of Mississippi to identify all Billboards that are located within 1000 feet of any public or private school or playground in the State of Mississippi. Settling Defendants will remove such Tobacco Product advertisements (leaving the space unused or used for advertising unrelated to Tobacco Products) or, at the option of the State of Mississippi, will allow the State of Mississippi, at its expense, to substitute for the remaining term of the contract alternative advertising intended to discourage the use of Tobacco Products by children under the age of
18. Settling Defendants agree to provide the State of Mississippi with preliminary lists of the locations of all Billboards and stationary Transit Advertisements within 30 days from the date of execution of this Settlement Agreement, such lists to be finalized within an additional 15 days, and to remove all Billboards and Transit Advertisements for Tobacco Products within the State of Mississippi at the earlier of the expiration of


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

applicable contracts or 4 months from the date the final lists are supplied to the State of Mississippi. The parties hereto also agree to cooperate to secure the expedited removal of up to 50 Billboards or stationary Transit Advertisements designated by the State of Mississippi, within 30 days after their designation.

      Each Settling Defendant shall provide the Court and the Attorney General, or his designee, with the name of a contact person to whom the State of Mississippi may direct inquiries during the time such Billboards and Transit Advertisements are being eliminated, from whom the State of Mississippi may obtain periodic reports as to the progress of their elimination and who will be responsible for ensuring that appropriate action is taken to remove any Billboards or Transit Advertisements that have not been eliminated in a timely manner.

      6. Support of Legislation and Rules. Following Final Approval of this Settlement Agreement, Settling Defendants agree to support legislative initiatives to enact new laws and administrative initiatives to promulgate new rules intended to effectuate the following:

            (a) The prohibition of the sale of cigarettes in vending machines, except in adult-only locations and facilities;

            (b) The strengthening of civil penalties for sales of Tobacco Products to children under the age of 18 years, including the suspension or revocation of retail licenses; and

            (c) The strengthening of civil penalties for possession of Tobacco Products by children under the age of 18 years.


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

      7. Initial Payment. The parties hereto acknowledge that, on July 15, 1997, Settling Defendants, in accordance with the terms of the MOU and pursuant to a mutually acceptable escrow agreement, paid into a special escrow account (the "Escrow Account"), for the benefit of the State of Mississippi, to be held in escrow pending Final Approval, the sum of $170 million; that being the State of Mississippi's good faith estimate of the portion the State of Mississippi would receive of the $10 billion payment provided for in Paragraph A on page 34 of the Proposed Resolution.

      8. Pilot Program Payment. In support of the State of Mississippi's demonstrated commitment to the meaningful and immediate reduction of the use of Tobacco Products by children under the age of 18 years, Settling Defendants agree to support a pilot program (the "Mississippi Tobacco Pilot Program"), the terms of which shall be submitted to the Court by the Attorney General of the State of Mississippi, and the elements of which shall be aimed specifically at the reduction of the use of Tobacco Products by children under the age of 18 years. Accordingly, on or before October 20, 1997, Settling Defendants shall, pursuant to a mutually acceptable escrow agreement attached hereto as Exhibit A, cause to be paid into a second special escrow account (the "Mississippi Tobacco Pilot Program Escrow Account"), for the benefit of the State of Mississippi, to be held in escrow pending Final Approval of this Settlement Agreement, the sum of $61,818,000. The Mississippi Tobacco Pilot Program shall commence within a reasonable period after Final Approval of this Settlement Agreement, and shall


                                       9
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last for a 24-month period. The $61,818,000 amount payable by Settling
Defendants in support of the Mississippi Tobacco Pilot Program (the "Pilot Program Amount") shall be used only after Court approval of the specific terms of the Mississippi Tobacco Pilot Program for general enforcement, media, educational and other programs directed to the underage users or potential underage users of Tobacco Products, but shall not be directed against any particular tobacco company or companies or any particular brand of Tobacco Products. No expenditure from the Pilot Program Amount shall be made except upon application to the Court by the Attorney General and approval of such application by the Court.

      9. Annual Payments. Each of the Settling Defendants agrees, severally and not jointly, that on December 31, 1998 and annually thereafter (subject to final adjustment within 30 days), it shall cause to be paid into a special account for the benefit of the State of Mississippi (the "Account"), pro rata in proportion equal to its respective Market Share, its share of 1.7% of the following amounts (in billions):

Year           1          2          3           4            5            6       thereafter
----
Amount        $4B       $4.5B       $5B        $6.5B        $6.5B         $8B         $8B
------

The above amounts represent the amounts contemplated under the Proposed Resolution to be paid to the several States, without regard to the possibility of any claims for reimbursement or credit by any other person or entity including any federal government agency. The payments made to the Account by Settling


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

Defendants pursuant to the calculation set forth in this paragraph shall be adjusted upward by the greater of 3% or the Consumer Price Index applied each year on the previous year, beginning with the first annual payment. Such payments will also be decreased or increased, as the case may be, in accordance with decreases or increases in volume of domestic tobacco product volume sales as provided in Paragraph B.5 on pages 34-35 of the Proposed Resolution. In the absence of any of the foregoing adjustments, Settling Defendants would be obligated to pay to the State of Mississippi pursuant to this paragraph the following approximate amounts (in millions), which are set forth for illustrative purposes only:

Year          1998       1999       2000       2001          2002        2003      thereafter
----
Amount        $68M      $76.5M      $85M      $110.5M      $110.5M       $136M       $136M
------

Any payment pursuant to this paragraph that is due to be paid before Final Approval of this Settlement Agreement shall be paid into the Escrow Account and shall be disbursed only as provided by the terms of the Escrow Agreement. Settling Defendants shall make their first annual payment to the State of Mississippi pursuant to this paragraph 9 of this Agreement on December 31, 1998, without adjustment and without regard to any first annual payment date provided for under any legislation implementing the Proposed Resolution or a substantially equivalent federal program, such payment to be credited against any first annual payment due under such legislation before February 28, 1999.

      10. Adjustments in Event of Federal Resolution. In the event that legislation implementing the Proposed Resolution or a substantially equivalent


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federal program is enacted into law, the settlement provided herein shall remain in place, but the terms of such legislation shall supersede the provisions of this Settlement Agreement, except such provisions as relate to the Mississippi Tobacco Pilot Program and except to the extent that the parties hereto have otherwise expressly agreed. In order to provide Settling Defendants with a full credit for all payments made hereunder pursuant to paragraphs 7 and 9 of this Settlement Agreement in the event of the enactment of legislation implementing the Proposed Resolution or a substantially equivalent federal program, and to the extent that the payments made pursuant to paragraphs 7 and 9 of this Settlement Agreement shall differ from the amounts to be received by the State of Mississippi pursuant to such legislation implementing the Proposed Resolution or a substantially equivalent federal program, the parties hereto shall take whatever steps are necessary to ensure that the principal amount of payments received by the State of Mississippi will be the same as the amounts it would receive pursuant to the Proposed Resolution or a substantially equivalent federal program.

      11. Use of Funds. The monies received under this Settlement Agreement constitute reimbursement for public health expenditures made by the State of Mississippi and various political subdivisions and agencies of the State of Mississippi including the Mississippi State Employees Health Insurance Plan, University Medical Center and charity hospitals, as well as for Medicaid expenditures of the State of Mississippi, and are in satisfaction of all of the State of Mississippi's claims, including those for punitive damages. In consonance


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

with the relief sought by this Action and the Proposed Resolution, the parties hereto anticipate that funds provided hereunder, other than funds dedicated hereunder to the Mississippi Tobacco Pilot Program and legal expense reimbursement, will be used for health-related expenses of the State of Mississippi.

      12. Dismissal of the State of Mississippi's Claims. Upon approval of this Settlement Agreement by the Court, the State of Mississippi shall dismiss, with prejudice as to Settling Defendants (including their parents and affiliates), and without prejudice as to Non-Settling Defendants, all claims in this Action. In the event any Non-Settling Defendants agree to comply with the non-economic terms contained in this Settlement Agreement, the State of Mississippi shall dismiss with prejudice all claims against any such Non-Settling Defendants.

      13. State of Mississippi's Waiver and Release. Upon Final Approval, the State of Mississippi shall release and forever discharge all Defendants and their present and former parents, subsidiaries, divisions, affiliates, officers, directors, employees, representatives, insurers, suppliers, agents, attorneys and distributors (and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing) (the "Released Parties"), from any and all manner of civil claims, demands, actions, suits and causes of action, damages whenever incurred, liabilities of any nature whatsoever, including civil penalties, as well as costs, expenses and attorneys' fees (except as to Settling Defendants' obligations under paragraph 16 of this Settlement Agreement), known or unknown, suspected or unsuspected, accrued or unaccrued, whether legal, equitable or statutory ("Claims") that the State of Mississippi (including any of its past, present or future agents, officials acting in their official capacities, legal representatives, agencies, departments, commissions, divisions, subdivisions (political and otherwise), public entities, corporations, instrumentalities and educational institutions, and whether or not any such person or entity participates in the settlement), whether directly, indirectly, representatively, derivatively or in any other capacity, ever had, now has or hereafter can, shall or may have, as follows:

      (1) for the past, as to any Claims that were or could have been made in this action or any comparable federal action; and

      (2) for the future, only as to Claims directly or indirectly based on, arising out of or in any way related to, in whole or in part, the use of or exposure to Tobacco Products manufactured in the ordinary course of business, including without limitation any future claims for reimbursement for heath care costs allegedly associated with smoking (such past and future Claims hereinafter referred to, collectively, as the "Released Claims").

      The State of Mississippi hereby covenants and agrees that it shall not hereafter sue or seek to establish civil liability against any Released Party based, in whole or in part, upon any of the Released Claims, and the State of Mississippi agrees that this covenant and agreement shall be a complete defense to any such civil action or proceeding, provided, however, that those Non-Settling Defendants which are not parents or affiliates of the Settling Defendants shall be entitled to the foregoing release and covenant not to sue only upon their assent to comply with the non-economic provisions of this Settlement Agreement, including waiver of claims, if any.

      14. Settling Defendants' Waiver and Dismissal of Claims. Upon Final Approval, Settling Defendants shall waive any and all claims against the State of Mississippi and any of its officers, employees, agents, counsel, witnesses (fact or expert), whistle-blowers or contractors, relating to or in connection with this litigation and shall dismiss, with prejudice, any pending claims or actions against such persons or entities.

      15. Most-Favored Nation. Settling Defendants agree that if they enter into any future pre-verdict settlement agreement of other litigation brought by a non-federal governmental plaintiff on terms more favorable to such governmental plaintiff than the terms of this Settlement Agreement (after due consideration of relevant differences in population or other appropriate factors), the terms of this Settlement Agreement will be revised so that the State of Mississippi will obtain treatment at least as relatively favorable as any such non-federal governmental entity. In addition, Settling Defendants agree that, in the event of any future settlement or final judgment with respect to the claims for non-economic injunctive relief pending in the lawsuit entitled State of Florida, et al. v. American Tobacco Company, et al., Civ. Action No. 95-1466 AH (Fifteenth Judicial Circuit, Palm Beach County, Fla.), the terms of this Settlement Agreement will be revised so that the State of Mississippi will receive benefits comparable to the terms of any such settlement or final judgment (after due consideration of relevant differences in population or other appropriate factors).

      16. Costs and Expenses. Settling Defendants have agreed to reimburse the reasonable costs and expenses incurred by the office of the Attorney General and other appropriate state agencies and the State of Mississippi's private counsel in connection with this litigation, provided that such costs and expenses are of the same nature as costs and expenses for which Settling Defendants would reimburse to their own counsel or agents. The parties hereto acknowledge that, pursuant to this agreement, on July 30, 1997, Settling Defendants paid to the Attorney General of Mississippi $2.5 million for the Attorney General's best estimate of costs and expenses attributable to his office and other appropriate state agencies or persons in connection with this litigation (cost for public employees shall be at prevailing market rates); and further acknowledge that, on July 30, 1997, Settling Defendants paid $12.5 million to private counsel for the State of Mississippi for private counsel's best estimate of their costs and expenses. The Attorney General's Office, for itself and for other appropriate state entities, and Mississippi's private counsel shall provide Settling Defendants with an appropriately documented statement of their costs and expenses. Settling Defendants shall promptly pay the amount of such costs and expenses in excess of the above $15 million, or shall receive a refund if the total of such costs and expenses shall be less than $15 million. Any dispute as to the nature or amount of reimbursable costs and expenses shall be decided with finality by the persons selected to award fees, as provided below.

      Settling Defendants agree to pay, separately and apart from the above, reasonable attorneys' fees to private counsel. If the Proposed Resolution or a substantially equivalent federal program is enacted, the amount of such fees will be set by a panel of independent arbitrators with finality, subject to an appropriate annual cap on all such payments and other conditions. In the absence of any such legislation enacting the Proposed Resolution or a substantially equivalent federal program, attorneys' fees in connection with this litigation will be awarded in the same manner (subject to the appropriate annual cap and other conditions) by three independent arbitrators selected by the parties hereto.

      In addition to the foregoing, in the event of the enactment of the Proposed Resolution or a substantially equivalent federal program, the parties hereto contemplate that the State of Mississippi and any other similar State which has made an exceptional contribution to secure the resolution of these matters may apply to the panel of independent arbitrators for reasonable compensation for its efforts in securing the Proposed Resolution, subject to an appropriate separate annual cap on all such payments.

      17. Representations of Parties. The parties hereto hereby represent that this Settlement Agreement has been duly authorized and, upon execution, will constitute a valid and binding contractual obligation of each of the parties hereto enforceable in accordance with its terms.

      18. Court Approval. If the Court refuses to approve this Settlement Agreement or any material part hereof, or if such approval is modified as to any material provision or set aside on appeal, or if the Court does not enter an order of dismissal of claims or final judgment as provided for in paragraph 12 of this Agreement, or if the Court enters the order of dismissal of claims or final judgment and appellate review is sought, and on such review such order of dismissal or final judgment is not affirmed in its entirety as to all material aspects of such order or final judgment, then this Settlement Agreement shall be cancelled and terminated and it and all orders issued pursuant hereto shall become null and void and of no effect.

      19. Headings. The headings of the paragraphs of this Settlement Agreement are not binding and are for reference only and do not limit, expand or otherwise affect the contents of this Settlement Agreement.

      20. No Determination or Admission. This Settlement Agreement having being executed prior to the taking of any testimony, no final determination of violation of any provision of law has been made in this Action. This Settlement Agreement and any proceedings taken hereunder are not intended to be and shall not in any event be construed as, or deemed to be, an admission or concession or evidence of any liability or any wrongdoing whatsoever on the part of any party hereto or any Released Party. The parties hereto and Released Parties specifically disclaim and deny any liability or wrongdoing whatsoever with respect to the allegations and claims asserted against them in this action, and the parties hereto enter into this Settlement Agreement solely to avoid the further expense, inconvenience, burden and uncertainty of litigation.

      21. Non-Admissibility. The settlement negotiations resulting in this Settlement Agreement have been undertaken by the parties in good faith and for settlement purposes only, and neither this Settlement Agreement nor any evidence of negotiations hereunder, shall be offered or received in evidence in this Action, or any other action or proceeding, for any purpose other than in an action or proceeding arising under this Settlement Agreement.

      22. Amendment. This Settlement Agreement may be amended only by a writing executed by all signatories hereto, and any provision hereof may be waived only by an instrument in writing executed by the waiving party. The waiver by any party of any breach of this Settlement Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Settlement Agreement.

      23. Notices. All notices or other communications to any party to this Settlement Agreement shall be in writing (including telex, telecopy or similar writing) and shall be given to the respective parties hereto at the following addresses. Any party hereto may change the name and address of the person designated to receive notice on behalf of such party by notice given as provided in this paragraph.

      State of Mississippi:

            Michael C. Moore
            Attorney General
            450 High Street
            Post Office Box 220
            Jackson, MS 39205
            Fax: 601.359.3441

            with copies to:

            Richard Scruggs
            Scruggs, Millette, Lawson, Bozeman & Dent, P.A.
            734 Delmas Avenue
            Post Office Drawer 1425
            Pascagoula, Mississippi 39568-1425
            Fax: 228.762.1207

            and:
            Joseph F. Rice
            Ness, Motley, Loadholt, Richardson & Poole
            151 Meeting Street, Suite 600
            Charleston, SC 29402
            Fax: 803.720.9290

            and:
            David O. McCormick
            707 Watts Avenue
            P.O. Box 865
            Pascagoula, MS 39568-0865
            Fax: 228.762.4864

      For Philip Morris Incorporated:

            Denise F. Keane
            Philip Morris Incorporated
            120 Park Avenue
            New York, NY 10017-5592
            Fax: 212.907.5399

            With a copy to:
            Meyer G. Koplow
            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street

            New York, NY 10019
            Fax: 212.403.2000

      For R.J. Reynolds Tobacco Company:

            Charles A. Blixt
            General Counsel
            R.J. Reynolds Tobacco Company
            401 North Main Street
            Winston-Salem, NC 27102
            Fax: 910.741.2998

            With a copy to:
            Arthur F. Golden
            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, NY 10017
            Fax: 212.450.4800

      For Brown & Williamson Tobacco Corporation:

            F. Anthony Burke
            Brown & Williamson Tobacco Corporation
            200 Brown & Williamson Tower
            401 South Fourth Avenue
            Louisville, KY 40202
            Fax: 502.568.7297

            With a copy to:
            Stephen R. Patton
            Kirkland & Ellis
            200 East Randolph Dr.
            Chicago, IL 60601
            Fax: 312.861.2200

      For Lorillard Tobacco Company:

            Arthur J. Stevens
            Lorillard Tobacco Company
            714 Green Valley Road
            Greensboro, NC 27408
            Fax: 910.335.7707

      24. Cooperation. The parties to this Settlement Agreement and their attorneys agree to use their best efforts and to cooperate with each other to cause this Settlement Agreement to become effective, to obtain all necessary approvals, consents and authorizations, if any, and to execute all documents and to take such other action as may be appropriate in connection therewith. Consistent with the foregoing, the parties hereto agree that they will not directly or indirectly challenge the Attorney General's authority to enter into this Settlement Agreement and that they will not in any way assist or encourage any challenge to this Settlement Agreement by any other person. The parties hereto may agree, without further order of the Court, to reasonable extensions of time to carry out any of the provisions of this Settlement Agreement.

      25. Governing Law. This Settlement Agreement shall be governed by the law of the State of Mississippi.

      26. Construction. None of the parties hereto shall be considered to be the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.

      27. Severability. In the event that any non-material provision of this Settlement Agreement is found to be invalid, the remainder of this Settlement Agreement shall be fully enforceable.

      28. Intended Beneficiaries. This Action was brought by the State of Mississippi, through its Attorney General, to recover certain monies and to promote the health and welfare of the people of Mississippi. No portion of this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity that is not a party hereto or a Released Party and no portion of this Settlement Agreement shall bind any non-party (other than a Released Party) or determine, limit or prejudice the rights of any such person or entity.

      29. Counterparts. This Settlement Agreement may be executed in counterparts. Facsimile or photocopied signatures shall be considered as valid signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Settlement Agreement.

      IN WITNESS WHEREOF, the undersigned parties, through their fully authorized representatives, have agreed to this Comprehensive Settlement Agreement and Release as of this 17th day of OCTOBER, 1997.

JACKSON, MISSISSIPPI

                                  STATE OF MISSISSIPPI, acting by and
                                  through MICHAEL C. MOORE, its duly
                                  elected and authorized Attorney General


                                  By: /s/ Michael C. Moore
                                     -----------------------------------
                                        Michael C. Moore,
                                          Attorney General

                                  PHILIP MORRIS INCORPORATED


                                  By: /s/ Jeffrey M. Wintner
                                     -------------------------
                                        Jeffrey M. Wintner,
                                          Counsel


                                  By: /s/ Denise F. Keane
                                      ------------------------
                                        Denise F. Keane,
                                          General Counsel


                                  R.J. REYNOLDS TOBACCO COMPANY


                                  By: /s/ Arthur F. Golden
                                      ------------------------
                                        Arthur F. Golden,
                                          Counsel


                                  By: /s/ Charles A. Blixt
                                      ------------------------
                                        Charles A. Blixt,
                                          General Counsel

                                  BROWN & WILLIAMSON TOBACCO
                                  CORPORATION


                                  By: /s/ Stephen R. Patton
                                      ------------------------
                                        Stephen R. Patton,
                                          Counsel


                                  By: /s/ F. Anthony Burke
                                      ------------------------
                                        F. Anthony Burke,
                                          Vice President-Law & General Counsel